Exhibit 10.3

TAX SEPARATION AGREEMENT

This TAX SEPARATION AGREEMENT (this “Agreement”) is dated as of June 1, 2016, by and between IDT Corporation, a Delaware corporation (“IDT”), and Zedge, Inc., a Delaware corporation (“Zedge”; and together with IDT, the “Parties, and each individually, a “Party”).

WHEREAS, as of the date hereof, IDT is the common parent of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code, and the members of the affiliated group have heretofore joined in filing consolidated federal income Tax returns (the “Affiliated Group”);

WHEREAS, IDT intends to effect a spinoff of Zedge whereby IDT will distribute to the holders of IDT Common Stock of all of the outstanding shares of Zedge Common Stock held by IDT at the rate of (i) one (1) share of Zedge Class A Common Stock for every three (3) shares of IDT Class A Common Stock and (ii) one (1) share of Zedge Class B Common Stock for every three (3) shares of IDT Class B Common Stock, each outstanding as of the Record Date (the “Spinoff ”);

WHEREAS, for United States federal income tax purposes, it is intended that the Spinoff will qualify as tax-free under Section 355 of the Code; and

WHEREAS, as a result of the Spinoff, the Parties desire to enter into this Tax Separation Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes, entitlement to refunds of Taxes, and the prosecution and defense of any Tax controversies.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

SECTION 1.1. General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Separation and Distribution Agreement between the Parties of even date herewith. As used in this Agreement, the following terms shall have the following meanings:

“Affiliated Group” shall have the meaning specified in the preamble.

“Agreement” shall have the meaning specified in the preamble.

“Business Day” shall mean a day which is not a Saturday, Sunday or a day on which banks in New York City are authorized or required by law to close.

“Closing of the Books Method” shall mean the apportionment of items between portions of a taxable period based on a closing of the books and records on the Distribution Date (as if the Distribution Date was the end of the taxable period), provided that any items not susceptible to such apportionment (such as real or personal property taxes imposed on a periodic basis) shall be apportioned on the basis of elapsed days during the relevant portion of the taxable period.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Group” shall mean a combined, unitary, or consolidated tax group that includes IDT or any of its subsidiaries, not including Zedge or any of its subsidiaries.

“Consolidated Return” shall mean any Tax Return relating to Income Taxes filed pursuant to Section 1502 of the Code, or any comparable combined, consolidated, or unitary group Tax Return relating to Income Taxes filed under state or local tax law which, in each case, includes IDT and at least one subsidiary.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; or (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax.

“IDT” shall have the meaning specified in the preamble.

“IDT Class A Common Stock” means the outstanding shares of Class A common stock, $0.01 par value per share, of IDT.

“IDT Class B Common Stock” means the outstanding shares of Class B common stock, $0.01 par value per share, of IDT.

“IDT Common Stock” means the IDT Class A Common Stock and the IDT Class B Common Stock.

“Income Tax” shall mean any income, franchise or similar Taxes imposed on (or measured by) net income or net profits.

“Income Tax Returns” shall mean all Tax Returns relating to Income Taxes.

“Indemnification Tax Benefit” shall have the meaning specified in Section 2.4(b).

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“Indemnified Tax” shall have the meaning specified in Section 2.4(b).

“IRS” shall mean the Internal Revenue Service.

“Other Tax” shall mean any Tax other than an Income Tax.

“Payment Period” shall have the meaning specified in Section 2.4(c).

“Proceeding” shall mean any audit, examination or other proceeding brought by a Taxing Authority with respect to Taxes.

“Refund” shall have the meaning specified in Section 2.2.

“Retained Liabilities” shall have the meaning specified in the Separation Agreement.

“Retained Liability Payment” shall have the meaning specified in Section 2.5.

“Retained Liability Tax Benefit” shall have the meaning specified in Section 2.5.

“Spin-Off Taxes” shall mean all Taxes attributable to the failure of the Spinoff to have tax free status.

“Straddle Period” shall mean any taxable period commencing prior to, and ending after, the Distribution Date.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority.

“Taxing Authority” shall mean any governmental authority (whether United States or non-United States, and including, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

“Tax Returns” shall mean all reports or returns (including information returns and amended returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).

“Zedge” shall have the meaning set forth in the preamble.

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“Zedge Class A Common Stock” means the outstanding shares of Class A common stock, $0.01 par value per share, of Zedge.

“Zedge Class B Common Stock” means the outstanding shares of Class B common stock, $0.01 par value per share, of SCPI.

“Zedge Common Stock” means the Zedge Class A Common Stock and the Zedge Class B Common Stock.

SECTION 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II. ALLOCATION OF TAX ASSETS AND LIABILITIES

SECTION 2.1. Indemnity.

(a)     Without duplication, IDT shall indemnify Zedge from all liability for (i) Taxes of Zedge or any of its subsidiaries or relating to the Zedge Business with respect to taxable periods ending on or before the Distribution Date, (ii) Taxes of Zedge or any of its subsidiaries or relating to the Zedge Business for any Straddle Period, but only to the extent attributable to the portion of the Straddle Period ending on the Distribution Date, (iii) Taxes of any member of the Affiliated Group or any Combined Group, other than Zedge or any of its subsidiaries, for any taxable period, and (iv) Spin-Off Taxes. Taxes for a Straddle Period shall be apportioned in accordance with the Closing of the Books Method. Notwithstanding the foregoing, Zedge shall be responsible for, and IDT shall have no obligation to indemnify Zedge for any Tax liability of Zedge resulting from a Proceeding related to any Tax Returns that relate solely to Zedge and its subsidiaries (i.e. not a consolidated return with other members of the IDT Consolidated Group) regardless of whether such Tax Return relates to a period prior to or following the Distribution Date or a Straddle Period.

(b)     Zedge shall indemnify IDT from all liability for Taxes of Zedge or its subsidiaries or relating to the Zedge Business accruing after the Distribution Date under the Closing of the Books Method, including the portion of any Straddle Period beginning after the Distribution Date.

SECTION 2.2. Refunds.

(a)     Subject to Section 3.5, if a Party receives a refund, offset, credit, or other benefit (including interest received thereon) (a “Refund”) of Tax which the other Party would have been obligated to indemnify had the Refund been a payment, then the Party receiving the Refund shall promptly pay the amount of the Refund to the other Party, less reasonable costs and expenses incurred in connection with such Refund, including any Taxes on such Refund or interest thereon (net of any tax benefit actually realized for paying over such Refund).

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(b)     Each Party shall, if reasonably requested by the other Party, cause the relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any Refund to which such requesting Party is entitled under this Section 2.2.

SECTION 2.3. Contests.

(a)     In the case of any Proceeding that relates to Taxes for which IDT is responsible under Section 2.1, IDT shall have the right to control, in its sole discretion, the conduct of such Proceeding. Subject to the foregoing, Zedge shall have the right to participate jointly, at its own expense, in any Proceeding if the consequences of the resolution of such Proceeding could reasonably be expected to affect the tax liability of Zedge for any tax period to the extent such tax liability of Zedge is not subject to an indemnification by IDT hereunder.

(b)     In the case of any Proceeding that relates to Taxes for which Zedge is responsible under Section 2.1, Zedge shall have the sole right to control the conduct of such Proceeding. Subject to the foregoing, IDT shall have the right to participate jointly, at its own expense, in any Proceeding if the consequences of the resolution of such Proceeding could reasonably be expected to affect the tax liability of IDT for any tax period to the extent such tax liability of IDT is not subject to an indemnification by Zedge hereunder.

(c)     In the case of any Proceeding that relates to a Straddle Period of Zedge or the Zedge Business, the parties shall use reasonable efforts to cause such Proceeding to be bifurcated between the period ending on the Distribution Date and the period beginning after the Distribution Date. If the parties are able to cause the audit to be so bifurcated, then Sections 2.3(a) and (b) shall govern the control of such Proceedings. To the extent that the parties are unable to cause such bifurcation, IDT and Zedge shall jointly control such Proceeding.

(d)     After the Distribution Date, each Party shall within 15 days notify the other Party in writing upon receipt of written notice of the commencement of any Proceeding or of any demand or claim upon it, which, if determined adversely, would be grounds for indemnification from such other Party pursuant to Section 2.1 or could reasonably be expected to have an adverse Tax effect on the other Party. The failure of one Party to forward such notification in accordance with the immediately preceding sentence shall not relieve the other Party of any obligation under this Agreement, except to the extent that the failure to forward such notification within the time frame prescribed herein actually prejudices the ability of the other Party to contest such Proceeding. Each Party shall, on a timely basis, keep the other Party informed of all developments in the Proceeding and provide such other Party with copies of all pleadings, briefs, orders, and other correspondence pertaining thereto.

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SECTION 2.4. Treatment of Payments; After Tax Basis.

(a)     IDT and Zedge agree to treat any indemnification payments (other than payments of interest pursuant to Section 2.4(c)) pursuant to this Agreement, including any payments made pursuant to Section 2.5, as either a capital contribution or a distribution, as the case may be, between IDT and Zedge occurring immediately prior to the Distribution, and to challenge in good faith any other characterization of such payments by any Taxing Authority. If, notwithstanding such good faith efforts, the receipt or accrual of any such payment (other than payments of interest pursuant to Section 2.4(c)) results in taxable income to the indemnified Party, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the indemnified Party shall have realized the same net amount it would have realized had the payment not resulted in taxable income.

(b)     To the extent that any liability for Taxes that is subject to indemnification under Section 2.1 (an “Indemnified Tax”) gives rise to an Indemnification Tax Benefit to the indemnified Party in any taxable period, the indemnified Party will promptly remit to the indemnifying Party the amount of any such Indemnification Tax Benefit actually realized. For purposes of this Agreement, “ Indemnification Tax Benefit ” means a reduction in the amount of Taxes that are required to be paid or increase in refund due, whether resulting from a deduction, from reduced gain or increased loss from disposition of an asset, or otherwise. For purposes of this Agreement, an indemnified Party will be deemed to have actually realized an Indemnification Tax Benefit at the time the amount of Taxes such indemnified Party is required to pay is reduced or the amount of any refund due is increased. The amount of any Indemnification Tax Benefit in this Section 2.4(b) shall be calculated by comparing (i) the indemnified Party’s actual Tax liability taking into account any Indemnified Tax with (ii) what the indemnified Party’s Tax liability would have been without taking into account any Indemnified Tax. If, pursuant to this Agreement, the indemnified Party makes a remittance to the indemnifying Party of any Indemnification Tax Benefit and all or part of such Indemnification Tax Benefit is subsequently disallowed, the indemnifying Party will promptly pay to the indemnified Party that portion of such remittance equal to the portion of the Indemnification Tax Benefit that is disallowed.

(c)     Payments made pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty (30) days after demand for payment is made (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a rate equal to the monthly average of the “prime rate” as published in the Wall Street Journal, compounded semi-annually. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due; provided, however, that this provision for interest shall not be construed to give the Party responsible for such payment the right to defer payment beyond the due date hereunder.

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SECTION 2.5. Retained Liabilities. To the extent that any payments made by IDT in respect of the Retained Liabilities (a “Retained Liability Payment”) gives rise to a Retained Liability Tax Benefit to Zedge in any taxable period, Zedge will promptly remit to IDT the amount of any such Retained Liability Tax Benefit actually realized. For purposes of this Agreement, “Retained Liability Tax Benefit” means a reduction in the amount of Taxes that are required to be paid or increase in refund due, whether resulting from a deduction, credit, increased basis, or otherwise. For purposes of this Agreement, Zedge will be deemed to have actually realized a Retained Liability Tax Benefit at the time the amount of Taxes Zedge is required to pay is reduced or the amount of any refund due is increased. The amount of any Retained Liability Tax Benefit in this Section 2.5 shall be calculated by comparing (i) Zedge’s actual Tax liability taking into account any Retained Liability Payment with (ii) what Zedge’s Tax liability would have been without taking into account any Retained Liability Payment. If, pursuant to this Agreement, Zedge makes a remittance to IDT of any Retained Liability Tax Benefit and all or part of such Retained Liability Tax Benefit is subsequently disallowed, IDT will promptly pay to Zedge that portion of such remittance equal to the portion of the Retained Liability Tax Benefit that is disallowed.

SECTION 2.6. Transfer Taxes. Notwithstanding anything to the contrary herein, IDT shall bear any and all stamp, duty, transfer, sales and use or similar Taxes incurred in connection with the Spinoff or the Distribution.

SECTION 2.7. Tax Assets. All tax assets, including operating losses, capital losses and credits, attributed to Zedge’s assets or operations, in existence as of the effective date of the Spinoff shall remain with Zedge for Zedge to utilize in its discretion and in accordance with the terms hereof. IDT shall not have right or access to any such tax assets, and Zedge shall not have any right or access to any tax assets of IDT or any other member of IDT’s Affiliated Group (other than Zedge and its subsidiaries.

ARTICLE III. RETURNS AND TAXES ATTRIBUTABLE TO ZEDGE

SECTION 3.1. IDT’s Responsibility for the Preparation of Tax Returns and for the Payment of Taxes.

(a)     IDT shall prepare and file or cause to be prepared and filed all Tax Returns of Zedge or any of its subsidiaries or relating to the Zedge Business that are due on or before the Distribution Date (taking into account any valid extensions thereof), all Income Tax Returns relating to taxable periods ending on or before the Distribution Date and all Income Tax Returns of the Affiliated Group or any Combined Group.

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(b)     To the extent that Zedge or any of its subsidiaries or the Zedge Business is included in any Consolidated Return for a taxable period that includes the Distribution Date, IDT shall include in such Consolidated Return the results of Zedge and the Zedge Business on the basis of the Closing of the Books Method. To the extent permitted by law or administrative practice with respect to other Income Tax Returns, the taxable period relating to Zedge or the Zedge Business shall be treated as ending on the Distribution Date, and if the taxable period does not, in fact, end on the Distribution Date, the Parties shall apportion all tax items between the portions of the taxable period before and after the Distribution Date on the Closing of the Books Method.

SECTION 3.2. Zedge’s Responsibility for the Preparation of Tax Returns and for the Payment of Taxes. Zedge shall prepare and file or cause to be prepared and filed all Tax Returns relating to Other Taxes of Zedge or any of its subsidiaries or the Zedge Business that have not been filed before the Distribution Date. Zedge shall prepare and file or cause to be prepared and filed all Income Tax Returns relating to taxable periods of Zedge and its subsidiaries after the Distribution Date, except for Income Tax Returns of the Affiliated Group or any Combined Group and Income Tax Returns of Zedge for any Straddle Period as described in Sections 3.1 and 3.3.

SECTION 3.3. Responsibility for the Preparation of Straddle Period Income Tax Returns and for the Payment of Straddle Period Income Taxes. IDT shall prepare and file or cause to be prepared and filed all Income Tax Returns of Zedge for any Straddle Period. All such Income Tax Returns that are to be prepared and filed by IDT pursuant to this paragraph shall be submitted to Zedge not later than thirty (30) days prior to the due date for filing of such Tax Returns (including extensions of time to file) (or if such due date is within forty-five (45) days following the Distribution Date, as promptly as practicable following the Distribution Date). Zedge shall have the right to review such Tax Returns and to review all work papers and procedures used to prepare any such Tax Return. If Zedge, within ten (10) Business Days after delivery of any such Tax Return, notifies IDT in writing that it objects to any of the items in such Tax Return, IDT and Zedge shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both IDT and Zedge. Upon resolution of all such items, the relevant Straddle Period Tax Return shall be filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by IDT and Zedge.

SECTION 3.4. Manner of Preparation. All Income Tax Returns filed on or after the Distribution Date shall be prepared and filed on a timely basis (including extensions of time to file) by the Party responsible for such filing under this Agreement. In the absence of a Final Determination to the contrary, a controlling change in law or circumstances, or accounting method changes pursuant to applications that are approved by the Internal Revenue Service, all Income Tax Returns of Zedge for tax periods commencing prior to the Distribution Date shall be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used with respect to the Zedge Business for the most recent taxable periods for which Tax Returns of the Affiliated Group have been filed.

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SECTION 3.5. Carrybacks. Zedge agrees and will cause its subsidiaries not to carry back any net operating losses, capital losses or credits attributable to an entity that was included in a consolidated or combined group with IDT for any taxable period ending after the Distribution Date to a taxable period, or portion thereof, ending on or before the Distribution Date. To the extent that Zedge or any of its subsidiaries is required by applicable law to carry back any such net operating losses, capital losses or credits, any refund of Taxes attributable to such carryback shall be for Zedge’s account.

SECTION 3.6. Retention of Records; Cooperation; Access.

(a)     IDT and Zedge shall, and shall cause each of their subsidiaries to retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by IDT or Zedge and for any Tax matter covered by this Agreement, including any Proceeding relating to such Tax Returns or to any Taxes payable by IDT or Zedge or any of their subsidiaries.

(b)     Subject to the provisions of Section 3.8, IDT and Zedge shall reasonably cooperate with one another in a timely manner with respect to any Tax matter covered by this Agreement, including any Proceeding described in Section 2.3. IDT and Zedge shall, and shall cause each of their subsidiaries to, cooperate and provide reasonable access to (i) all records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by IDT or Zedge and for any Proceeding relating to such Tax Returns or to any Taxes payable by IDT or Zedge and (ii) its personnel and premises, for the purpose of the preparation, review or audit of such Tax Returns, or in connection with any Tax matter covered by this Agreement, including any Proceeding described in Section 2.3 as reasonably requested by either IDT or Zedge. The Party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 3.6(b) shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees; provided, however, that any costs (including but not limited to attorneys’ fees and expenses) arising from the requested Party’s failure to cooperate under this Section 3.6(b) shall be payable by such Party.

(c)     The obligations set forth above in Sections 3.6(a) and 3.6(b) shall continue until the longer of (i) the time of a Final Determination or (ii) expiration of all applicable statutes of limitations, to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

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SECTION 3.7. Tax Treatment. The Parties intend that:

(A)     the Spinoff as a whole, will qualify as (i) a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code and (ii) a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, in which IDT, Zedge and the stockholders of IDT recognize no income or gain for U.S. Federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code. For the avoidance of doubt, recognition of income or gain by IDT or Zedge as a result of taking into account intercompany items or excess loss accounts pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code shall not mean that the Spinoff does not have tax-free status.

SECTION 3.8. Confidentiality; Ownership of Information; Privileged Information. The provisions of Article X of the Separation Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and among the Parties in carrying out the intent of this Agreement.

ARTICLE IV. MISCELLANEOUS

SECTION 4.1. Complete Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter, including, without limitation, any tax sharing agreement previously entered into by the Parties.

SECTION 4.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by both Parties.

SECTION 4.3. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

SECTION 4.4. Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To IDT:

IDT Corporation

520 Broad Street

Newark New Jersey 07102

Fax: 973-438-1010

Attention: Marcelo Fischer

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With copies to:

IDT Corporation

520 Broad Street

Newark New Jersey 07102

Fax: 973-438-1456

Attention: Legal Department

To Zedge:

Zedge, Inc.

22 Cortlandt Street

14th Floor, New York, NY 10007

Fax: 973-453-8200

Attention: Jonathan Reich

SECTION 4.5. Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

SECTION 4.6. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties hereto.

SECTION 4.7. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

SECTION 4.8. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

SECTION 4.9. Additional Members. Any new members of the Affiliated Group shall automatically become a Party to this Agreement upon becoming members.

SECTION 4.10. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 4.11. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

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SECTION 4.12. Exhibits. The Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

SECTION 4.13. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New Jersey, without regard to the conflicts of law rules of such state. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the courts of the State of New Jersey or any federal court with subject matter jurisdiction located in the District of New Jersey (and any appeals court therefrom) in the event any dispute arises out of this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby in any court other than such courts.

SECTION 4.14. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ZEDGE, INC.

By:	/s/ Jonathan Reich
Jonathan Reich
Chief Financial Officer

IDT CORPORATION

By:	/s/ Marcelo Fischer
Marcelo Fischer
Senior Vice President of Finance

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